Meridian Gold Inc.

9670 Gateway Drive, Suite 200

Reno, Nevada 89521

Phone:     (775) 850-3777

Fax:

 (775) 850-3733

MERIDIAN GOLD REPORTS NEW LOCAL ORDINANCE IN ESQUEL

Reno, Nevada, April 3, 2003 – As previously released, Meridian Gold Company will pause in the development of its Esquel Gold Project while it listens to the community and attempts to understand the issues important to the residents of Esquel.

On April 1, the City Council of Esquel approved an ordinance aimed at restricting industrial activity, including mining, and the use of certain chemical substances within the City boundaries.

During this pause, the Company will continue with its efforts to understand the concerns underlying the ordinance.

Meridian Gold Inc. is traded on The Toronto Stock Exchange (MNG) and on the New York Stock Exchange (MDG).  For further information on Meridian Gold Inc., please visit our website at www.meridiangold.com, or contact:

Wayne M. Hubert

Tel:  (800) 572-4519

Investor Relations

Fax: (775) 850-3733

Meridian Gold Inc.

E-mail: wayne.hubert@meridiangold.com